Exhibit 99.1

NEWS RELEASE

CONTACT: William T. Camp	6110 Executive Blvd., Suite 800 Rockville, Maryland 20852
Executive Vice President and Chief Financial Officer	Tel 301-984-9400 Fax 301-984-9610
E-Mail: bcamp@writ.com	www.writ.com

July 28, 2011

WASHINGTON REAL ESTATE INVESTMENT TRUST ANNOUNCES

ELECTION OF NEW TRUSTEE

On July 28, 2011, the Board of Trustees of Washington Real Estate Investment Trust (WRIT) (NYSE: WRE) announced the election of Vice Adm. Anthony L. Winns (RET.) to serve as a trustee effective immediately.

Vice Adm. Anthony L. Winns (RET.) is a defense industry consultant and former Naval Inspector General. He retired in June 2011 after 32 years of naval service. Adm. Winns served as Naval Inspector General from 2007 to his retirement. From 2005 to 2007, he served as Director/Vice Director for Operations of the Joint Chiefs of Staff. Between 2003 and 2005, he was Deputy Director, Air Warfare Division for the Chief of Naval Operations. Prior to 2003, Adm. Winns served in other staff and leadership positions in Washington, D.C., including at the Bureau of Naval Personnel. He also served as commanding officer of several major commands, including the Pacific Patrol/Reconnaissance task force, the USS Essex, an amphibious assault carrier, and a naval aircraft squadron.

WRIT is a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington metro region. WRIT owns a diversified portfolio of 86 properties totaling approximately 11 million square feet of commercial space and 2,540 residential units, and land held for development. These 86 properties consist of 26 office properties, 16 industrial/flex properties, 18 medical office properties, 15 retail centers and 11 multifamily properties. WRIT shares are publicly traded on the New York Stock Exchange (NYSE:WRE).

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, the potential for federal government budget reductions, changes in general and local economic and real estate market conditions, the timing and pricing of lease transactions, the effect of the current credit and financial market conditions, the availability and cost of capital, fluctuations in interest rates, tenants’ financial conditions, levels of competition, the effect of government regulation, the impact of newly adopted accounting principles, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2010 Form 10-K and first quarter 2011 Form 10-Q. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.